Exhibit 5.1

November 3, 2015

Questar Corporation
333 South State Street
P.O. Box 45433
Salt Lake City, Utah 84145-0433

Re: Questar Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, General Counsel of Questar Corporation, a Utah corporation (the “Company”). In such capacity, I am acting as counsel for the Company in connection with the proposed issuance of up to 2,833,113 shares of common stock, without par value (the “Shares”), under the terms of the Questar Corporation Long-Term Stock Incentive Plan, as amended (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

I have examined the Company's Restated Articles of Incorporation, as amended, the Company's Bylaws, as amended, the Registration Statement, the Plan and resolutions adopted by the Company's Board of Directors relating to the Plan. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for my opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as facsimile, electronic, conformed, certified or photostatic copies, and the authenticity of the originals of such documents. As to any facts material to my opinion that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

My opinion set forth herein is limited to the Utah Revised Business Corporation Act (the “Opined on Law”). I am admitted to the Utah State Bar, and do not express any opinion with respect to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such laws on the opinion set forth herein.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on behalf of the Company and, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement dated the date hereof. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Colleen Larkin Bell

Colleen Larkin Bell
Vice President, General Counsel
Questar Corporation